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                                                                  Exhibit 23A


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Safra Republic Holdings S.A.

We consent to incorporation by reference in the Registration Statements (No. 333-42421, 333-42421-01, 333-42421-02) in Form S-3 Registration Statements and
in the Registration Statements (Nos. 33-57351, 33-38789 and 33-49639) on Form S-8 of Republic New York Corporation of our report dated January 16, 1998, relating to the consolidated statements of condition of Safra Republic Holdings S.A. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears on page 101 of the 1997 Republic New York Corporation Annual Report on Form 10-K. Our report refers to application of generally accepted accounting principles in the United States which vary in certain significant respects from generally accepted accounting principles in Luxembourg. Application of generally accepted accounting principles in Luxembourg would have affected results of operations for the two-year period ended December 31, 1997 and shareholders' equity and total assets as of December 31, 1997 and 1996, to the extent summarised in Note 23 to the consolidated financial statements of Safra Republic Holdings S.A.

Luxembourg, March 5, 1998                 KPMG Audit
                                          Reviseurs d'entreprises




                                          D.G. Robertson